Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference of our report dated February 28, 2022 containing our opinion on estimates of proved reserves, future production and income attributable to certain leasehold interests of Ring Energy, Inc. as of December 31, 2021 and to the use of our name as it appears under the caption “Experts.”

Very truly yours,

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas

September 23, 2022